Exhibit 23.2

Consent of Independent Accountants

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 10, 2004, with respect to the combined financial statements of Energy Storage Group included in the Registration Statement Amendment No. 1 (Form S-1 No. 333-115553) and related Prospectus of EnerSys for the registration of EnerSys shares of its common stock.

/s/ Ernst & Young

Bristol, England

June 21, 2004